Exhibit 10.1

VIRTUALSCOPICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and effective this 15th day of December, 2015, between VirtualScopics, Inc., a Delaware corporation (the “Company”), and Ronald Way (“Executive Officer”).

WITNESSETH

WHEREAS, Executive Officer has been serving as Vice President of Operations for the Company since January 3, 2011;

WHEREAS, the Company desires now to employ Executive Officer as its Chief Operating Officer, or COO, effective the date hereof, pursuant to this Employment Agreement;

WHEREAS, Executive Officer desires to be employed by the Company as its COO; and

WHEREAS, the Company and Executive Officer intend and desire to be legally bound by this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained in this Agreement, the Company and Executive Officer agree as follows:

1. Employment.  The Company hereby employs Executive Officer as its COO for the term of employment as defined in Section 2 of this Agreement. Executive Officer shall be responsible for the management of the operations of the Company, subject to the supervision and direction of the Board of Directors of the Company (the “Board”). Executive Officer shall report to the CEO and the Board.

2. Term of Employment.  Executive Officer’s Term of Employment under this Agreement shall commence as of the effective date hereof and shall automatically be extended for additional one-year periods so long as the Executive Officer remains fully employed by the Company or until this Agreement is amended or superseded by a new agreement.

3. Performance.  Executive Officer shall devote his full working time, attention, skills and energies to the performance of his duties as COO of the Company.

4. Salary, Bonus and Benefits.

(a) Salary.  As basic compensation for his services under this Agreement, and effective as of the effective date hereof, the Company shall pay to Executive Officer a gross salary of $150,000.00 per year, which may be further increased or decreased as determined by the Compensation Committee of the Board; provided, however, any salary decreases shall occur only as part of a broad-based cost reduction program approved by the Board. Any increases or decreases in the salary made after the effective date of this Agreement shall be considered to be the salary for purposes of this Agreement. Executive Officer’s salary shall be paid in accordance with the customary payroll practices of the Company.

(b) Bonus.  In addition to his salary, and as incentive bonus for his services under this Agreement, the Company shall establish an annual incentive bonus plan for Executive Officer tied to the achievement of certain Company annual bonus plan goals approved by the Board’s Compensation Committee, with a targeted maximum payout of twelve percent (12%) of Executive Officer’s salary in effect at the end of each fiscal year. The bonus for 2015 shall take into account Executive Officer’s performance since January 1, 2015. The bonus will be paid to Executive Officer in accordance with the customary bonus payout practices of the Company, typically within two (2) months of the official close of the fiscal year. The Compensation Committee reserves the right per the Company’s annual bonus plan and at its sole discretion, to exceed the maximum payout for exceptional performance.

(c) Benefits; Expenses.  Executive Officer shall participate in all benefit plans, option plans, retirement plans, vacation plans, and other plans, arrangements, policies and perquisites as are afforded from time to time to other executive officers of the Company, including, but not limited to, all health, medical and dental (health) insurance plans, disability insurance plans and all other insurance plans. Executive Officer also shall be entitled to reimbursement of all reasonable expenses which are incurred by Executive Officer in the performance of his duties with the Company and which are documented in accordance with procedures approved by the Company for all executive officers of the Company.

(d) Change in Control Bonus.

(i) Payment of Change in Control Bonus.  If a Change in Control (as defined below) occurs on or before the third anniversary of the effective date of this Agreement (“Change in Control Period”) and provided that the Executive Officer remains in the continuous employment of the Company through the occurrence of such Change in Control and for three (3) months thereafter, then the Company shall pay the Executive Officer a lump-sum cash payment equal to twenty-five percent (25%) of the Executive Officer’s annual salary for the year in which the Change in Control occurs (the “Change in Control Bonus”) within ten (10) days following the expiration of the three (3) month period following the occurrence of such Change in Control, subject to Section 4(d)(vi) and the other provisions of this Agreement. The date that is three (3) months after the date upon which a Change in Control occurs is sometimes referred to herein as the “Expiration Date”. The Change in Control Period may be extended by the Compensation Committee of the Board at any time prior to the end of such period.

(ii) Involuntary Termination without Cause.  In the event of the involuntary termination of the Executive Officer’s employment by the Company without Cause (as defined below) after a Change in Control and prior to the Expiration Date, the Executive Officer shall be entitled to a Change in Control Bonus corresponding to the occurrence of a Change in Control of the Company within the Change in Control Period, subject to Section 4(d)(viii) and the other provisions of this Agreement. The Change in Control Bonus shall be paid in a lump-sum cash payment within ten (10) days after the date on which the Executive Officer is terminated.

(iii) Involuntary Termination for Cause or Voluntary Termination for any Reason.  In the event of the involuntary termination of the Executive Officer’s employment by the Company for Cause, or the voluntary termination of employment by the Executive Officer for any reason, in each case after a Change in Control and prior to the Expiration Date, then the Executive Officer shall immediately forfeit his right to the Change in Control Bonus, and no Change in Control Bonus shall be paid to the Executive Officer upon any Change in Control of the Company.

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(iv) Change in Control of the Company.  A “Change in Control” means the first occurrence of any of the following:

(1) Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors;

(2) The Company merges or consolidates with another corporation (other than a majority-controlled subsidiary of the Company) unless the Company’s stockholders immediately before the merger or consolidation are to own at least fifty percent (50%) of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors; or

(3) The Company sells or otherwise disposes of all or substantially all of the business or assets of the Company.

A Change in Control shall be deemed to occur: (A) with respect to a Change in Control pursuant to Section 4(d)(ii)(1), on the date any person or group first becomes the beneficial owner, directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors, or (B) with respect to a Change in Control pursuant to Section 4(d)(ii)(2) or (3), on the date the applicable transaction closes.

(v) Sections 280G and 4999 of the Code.  In the event that the Executive Officer becomes entitled to any payment or benefit under this Agreement (such benefits together with any other payments or benefits payable to the Executive Officer under any other agreement with the Executive Officer, or plan or policy of the Company, are referred to in the aggregate as the “Total Payments”), if all or any part of the Total Payments will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and all regulations, interpretations and administrative guidance issued thereunder (the “Code”), or any similar tax that may hereafter be imposed (the “Excise Tax”), then:

(1) Within thirty (30) days following an event entitling the Executive Officer to a payment under this Agreement, the Company will notify the Executive Officer in writing: (i) whether the payments and benefits under this Agreement, when added to any other payments and benefits making up the Total Payments, exceed an amount equal to 299% of the Executive Officer’s “base amount” as defined in Section 280G(b)(3) of the Code (the “299% Amount”); and (ii) the amount that is equal to the 299% Amount.

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(2) The payments and benefits under this Agreement shall be reduced such that the Total Payments do not exceed the 299% Amount, so that no portion of the payments and benefits under this Agreement will be subject to the Excise Tax. Any payment or benefit so reduced will be permanently forfeited and will not be paid to the Executive Officer.

(3) The calculation of the 299% Amount and the determination of how much the Executive Officer’s payments and benefits must be reduced in order to avoid application of the Excise Tax will be made by the Company’s public accounting firm prior to the Executive Officer’s termination of employment, which firm must be reasonably acceptable to the Executive Officer (the “Accounting Firm”). The Company will cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Executive Officer. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling the Executive Officer to a payment under this Agreement. All fees and expenses of the Accounting Firm will be borne solely by the Company.

(4) For purposes of making the reduction of amounts payable under this Agreement, such amounts will be eliminated in compliance with the requirements of Section 409A of the Code and in the following order: (1) any cash compensation, (2) any health or welfare benefits, and (3) any equity compensation. Reductions of such amounts will take place in the chronological order with respect to which such amounts would be paid from the date of the event entitling the Executive to a payment under this Agreement absent any acceleration of payment.

(vi) Administration.  The Compensation Committee shall administer this Section 4(d). Except as otherwise specifically provided herein, the Compensation Committee shall have the sole responsibility for and the sole control of the operation and administration of this Section 4(d), and shall have the sole power, authority and discretion to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate this Section 4(d). All decisions and interpretations of the Compensation Committee are final and binding on the Executive Officer. In the administration of this Section 4(d), the Compensation Committee may, to the maximum extent permitted by law, engage agents and delegate to them such duties as it sees fit. No director, officer, agent or employee of the Company shall be liable to the Executive Officer for any action taken or omitted in connection with the interpretation and administration of this Section 4(d).

(vii) Nontransferability.  No amount payable to the Executive Officer under this Section 4(d) will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. This Section 4(d) is binding upon the Executive Officer and his personal representatives, but neither this Section 4(d) nor any obligations or benefits under this Section 4(d) may be assigned by the Executive Officer.

(viii) Confidentiality; No Duplication with Severance.  Payment of the Change in Control Bonus is contingent upon the Executive Officer’s compliance, during the period prior to a Change in Control, with all confidentiality requirements, provisions or agreements related to any and all proposed Change in Control transactions, as determined by the Board of Directors in its sole discretion. In addition, the parties hereto acknowledge and agree that Executive Officer shall not be entitled to receive the Change in Control Bonus if Executive Officer receives severance payments under Section 6.

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5. Other Activities.

(a) Executive Officer may serve from time to time as an advisor, director or trustee of outside organizations (e.g., for-profit organizations, not-for-profit organizations, professional organizations), provided that such service does not conflict with (i) the business or reputation of the Company, or (ii) Executive Officer’s performance of his duties with the Company. Executive Officer has provided the Chairman with a current list of all such outside organizations to which he provides such service.

(b) Executive Officer shall consult with, and obtain the consent of, the Chairman, which consent shall not be unreasonably withheld, conditioned or delayed, with respect to his service and anticipated time commitment/s as an advisor, director, consultant or trustee of any outside organization.

(c) The Chairman shall have the discretion, to be exercised reasonably, in determining whether or not Executive Officer’s service as an advisor, director, consultant or trustee of any outside organization that conflicts with (i) the business or reputation of the Company, or (ii) Executive Officer’s performance of his duties with the Company; provided, however, in the event of a dispute between Chairman and Executive Officer concerning whether such service constitutes a conflict described in this Section 5(c), the Board shall decide whether such service is a conflict described for purposes of this Section 5(c).

6. Termination of Employment. In the event a Change in Control has not occurred and the employment of Executive Officer is terminated, the provisions of this Section 6 shall apply. For avoidance of doubt, the parties hereto acknowledge and agree that Executive Officer shall not be entitled to receive the Change in Control Bonus if Executive Officer receives severance payments under this Section 6.

(a) Voluntary Termination by Executive Officer.  Executive Officer may voluntarily terminate his employment under this Agreement by delivering written notice to the Board of his decision to terminate his employment providing the Board with a minimum of thirty (30) days advance written notice from date of termination. Executive Officer shall not be deprived, by reason of such termination, of any rights, payments, options, unrestricted Shares or benefits which have vested or have been earned or to which Executive Officer is otherwise entitled as of the effective date of such termination, and no such right, payment, option or benefit will be reduced or otherwise affected by reason of such termination.

(b) Involuntary Termination for Cause.  The employment of Executive Officer under this Agreement shall terminate for Cause upon delivery to Executive Officer of notice in writing from the Chairman of the Board of Directors (acting pursuant to a duly adopted resolution of the Board) of the termination of his employment for cause. “Cause” shall mean:

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(i) any willful act or failure to act by Executive Officer that causes material harm to the Company or at the discretion and/or sole opinion of the Board has the potential to cause material harm to the Company; any fraud by Executive Officer upon the Company; the conviction of Executive Officer, or the plea of nolo contendere by Executive Officer, with respect to any felony at any time during his business career; for the purposes of this Section 6(b), any act or failure to act by Executive Officer which was done or omitted to be done by Executive Officer in good faith and for a purpose which he reasonably believed to be in the best interests of the Company shall not be considered to have been willful; or

(ii) any material breach by Executive Officer of his obligations under this Agreement that is not cured by Executive Officer within thirty (30) days after receipt by him of written notice from the Chairman of his determination that a material breach has occurred; or

(iii) Executive Officer’s unethical behavior, dishonesty, or moral turpitudes which has caused harm or injury to the business, operations or financial condition of the Company or at the discretion and/or sole opinion of the Board has the potential to cause harm or injury to the Company.

(c) In the event that Executive Officer is terminated for Cause, then Executive Officer’s rights and duties under this Agreement shall terminate as of the effective date of such termination. Notwithstanding anything to the contrary contained in this Agreement, it is the intention and agreement of the Company and Executive Officer that Executive Officer shall not be deprived, by reason of termination for Cause, of any rights, payments, options, unrestricted Shares or benefits which have vested or have been earned or to which Executive Officer is otherwise entitled as of the effective date of such termination, and it is also the intention and agreement of the Company and Executive Officer that no such right, payment, option or benefit will be reduced or otherwise affected by reason of such termination.

(d) Involuntary Termination without Cause.  The Company has the right to terminate Executive Officer without cause. In the event that the Executive Officer is involuntarily terminated without Cause, the Company shall pay Executive Officer, as separation pay, three (3) months’ worth of his annual salary, as defined in Section 4(a) herein, as of the date upon which his termination becomes effective; plus three (3) months’ worth of benefits Executive Officer is then currently receiving. The salary and benefits shall be payable in the normal course for the three (3) month period following the effective date of the termination. In addition, in the event such termination occurs after June 30 of any calendar year, Executive Officer shall be entitled to receive payment of any bonus earned through the date of such termination, pro-rated for the number of days elapsed in such calendar year.

(e) The Company’s obligation to pay the severance pay and benefits provided for under Section 6(d) of this Agreement is expressly conditioned upon Executive Officer’s execution and delivery to the Company of a release agreement, as drafted at the time of Executive Officer’s termination of employment, the provisions of which shall include without limitation:

(i) An unconditional release of all rights to any claims, charges, complaints, grievances, known or unknown to Executive Officer, against Company, its affiliates or assigns, through the date of Executive Officer’s termination from employment;

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(ii) A representation and warranty that Executive Officer has not filed or assigned any claims, charges, complaints, or grievances that the Company, its affiliates, or assigns;

(iii) An agreement not to use, disclose or make copies of any confidential information of the Company, as well as to return any such confidential information and property to the Company upon execution of release;

(iv) An agreement to maintain the confidentiality of the release, except as may be disclosed by Executive Officer to his advisors for purposes of evaluating the terms of the release; and

(v) An agreement to indemnify the Company, or its affiliates or assigns, in the event that Executive Officer breaches any portion of the release agreement.

Executive Officer acknowledges such release agreement shall not be construed as an admission by the Company or any other release of any wrongdoing whatsoever against Executive Officer, and all of the releases specifically deny any such wrongdoing. In the event the Executive Officer breaches any provision of this Agreement or the Company’s Confidentiality and Non-Competition Agreement he is signing of even date herewith, the Company’s obligation to pay severance pay and benefits shall immediately cease and the Executive Officer shall be required to reimburse the Company for all severance pay and benefits received herein.

7. Section 409A of the Code.

(a) The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code, and this Agreement will be interpreted and administered in a manner consistent with that intent. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive Officer under this Agreement. The Company shall not be liable to the Executive Officer if any payment made or provision under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. The parties agree that they shall work together in good faith to amend this Agreement, if reasonably necessary to comply with Section 409A of the Code or an interpretation thereof by the IRS or the Treasury Department.

(b) References to termination of employment and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A of the Code, the date that the Executive Officer first incurs a separation from service within the meaning of Section 409A of the Code. Each payment under this Agreement shall be designated as a separate payment within the meaning of Section 409A of the Code.

(c) The bonus referred to in Section 4(b) of this Agreement shall be paid on a timely basis upon official close of the fiscal year, but in no event later than March 15th of the year following the year over which the bonus is earned.

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(d) To the extent any reimbursement provided under this Agreement is includable in the Executive Officer’s income, such reimbursements shall be paid to the Executive Officer not later than December 31st of the year following the year in which the Executive Officer incurs the expense and the amount of reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses to be provided in a subsequent year.

(e) Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive Officer’s separation from service with the Company the Executive Officer is a specified employee as defined in Section 409A of the Code, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six (6) months pursuant to Section 409A of the Code, then the Company will make such payment on the date that is six (6) months following the Executive Officer’s separation from service with the Company. The amount of such payment will equal the sum of the payments that would have been paid to the Executive Officer during the six-month period immediately following the Executive Officer’s separation from service had the payment commenced as of such date and will not include interest.

8. Confidentiality, Commitments by Executive Officer.  Executive Officer hereby acknowledges that he has executed, and agrees to be bound by the Company’s Confidentiality and Non-Competition Agreement that he is signing of even date herewith, and this Agreement shall not be deemed to supersede such agreement.

9. Arbitration.  Subject to the provisions of Section 10 of this Agreement regarding injunctive relief, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be determined and settled by arbitration in Rochester, New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect.

10. Enforceability.  If any provision of this Agreement shall be found in arbitration or by any court of competent jurisdiction to be contrary to law or public policy and therefore unenforceable, the Company and Executive Officer hereby waive such provision or part thereof, but only to the extent that such provision or part is found in arbitration or by such court to be unenforceable. The Company and Executive Officer agree that such provision should be modified, consistent with the intent of this Agreement, by the arbitrator or such court so that it becomes enforceable, and, as modified, will be enforced as any other provision of this Agreement. The lack of enforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement.

11. Governing Law.  This Agreement and the rights and obligations of Executive Officer and the Company shall be governed by and construed under the laws of the State of New York and venued in Monroe County, New York.

12. No Waiver.  The failure by either Executive Officer or the Company at any time to require performance or compliance by the other with any provision of this Agreement shall in no way affect either party’s full right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

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13. Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of Executive Officer and his heirs and legal representatives, and shall be binding upon and inure to the benefit of the Company and its legal representatives, successors and assigns.

14. Notice.  Any notice required or permitted to be given under the Agreement shall be in writing and shall be deemed to be delivered when delivered personally to Executive Officer, to the Chairman of the Board of Directors or to an officer of the Company, or three (3) business days after the date of mailing, if the mailing is made postage pre-paid, by registered or certified mail, return receipt requested, to the business address if to the Company, or the residence address if to Executive Officer or to such other address as the applicable party may from time to time designate.

Currently, and until such time as changed in writing, the addresses of the respective parties for mailing purposes is set forth below:

VirtualScopics, Inc. 500 Linden Oaks Rochester, NY 14625	Ronald Way 5127 North Road Canandaigua, NY 14424

15. Entire Agreement.  This Agreement constitutes the entire agreement between Executive Officer and the Company relating to the subject matter hereof and supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

16. Amendment.  This Agreement may not be amended or modified except in a writing executed by both Executive Officer and the Company.

17. Headings.  The descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.

18. Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

VIRTUALSCOPICS, INC.

By:	/s/ Terence A. Walts
Terence A. Walts
Chairman, Compensation Committee of the Board of Directors

EXECUTIVE OFFICER

/s/ Ronald Way
Ronald Way

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